Exhibit 23

Consent of Independent Auditors

Shareowners and Board of Directors

Maytag Corporation

We consent to the incorporation by reference in Registration Statement Number 333-103688, Registration Statement Number 333-103687, Registration Statement Number 333-103685, Registration Statement Number 333-103683, Registration Statement Number 333-101995, Registration Statement Number 333-102002, Registration Statement Number 333-102001, Registration Statement Number 333-101998, Registration Statement Number 333-88186, Registration Statement Number 333-46752, and Registration Statement Number 333-36054 on Forms S-8; and Registration Statement Number 333-62980 on Form S-3 of Maytag Corporation and in the related Prospectuses of our report dated January 21, 2003, with respect to the consolidated financial statements and schedule of Maytag Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

ERNST & YOUNG LLP

Chicago, Illinois

March 13, 2003